Tortoise Capital Resources Corp. Acquires Power Transmission Assets for $16.1 Million

Corridor Energy LLC Consults with Tortoise on Triple Net Lease to Electric Utility

Jun 30, 2011 - LEAWOOD, Kan.--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it has acquired a 40 percent undivided interest in the Eastern Interconnect Project for approximately $16.1 million, including the assumption of $3.4 million of debt. These transmission assets move electric power across New Mexico between Albuquerque and Clovis. The physical assets include 216 miles of 345 kilovolts transmission lines, towers, easement rights, converters and other grid support components. The project is leased on a triple net basis through April 1, 2015 to Public Service Company of New Mexico, an independent electric utility company serving approximately 500,000 customers in New Mexico. The Public Service Company of New Mexico is a subsidiary of PNM Resources (NYSE: PNM).

"This investment represents a turning point for TTO, as we move forward with investing in energy infrastructure assets and eventually achieving real estate investment trust (REIT) status," said TTO President, Ed Russell. "The Corridor team has provided us with critical industry expertise in evaluating the quality and viability of the transmission assets." Mr. Russell added, "We have successfully redeployed the proceeds of the recent sale of IRP into two private investments and public MLPs, resulting in TTO becoming fully invested within one quarter."

"The Eastern Interconnect transmission project provides TTO with dependable, contracted rents, with a 26-year history of operations," said Chief Executive Officer, David Schulte. "We are executing our strategy of addressing a large market for infrastructure lease financing. We expect TTO to provide an attractive means for investors to access the desirable investment characteristics of the infrastructure asset class."

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) invests primarily in the U.S. energy infrastructure sector. As previously reported, TTO intends to withdraw its election to be treated as a business development company. If TTO acquires additional suitable REIT-qualifying investments during 2011, TTO intends to make an election to be treated as a REIT for tax year 2012.

About Tortoise Capital Advisors, LLC

Tortoise Capital Advisors (Tortoise) is an investment manager specializing in listed energy infrastructure investments. Tortoise is considered a pioneer in managing portfolios of MLP securities and other energy companies for individual, institutional and closed-end fund investors. As of May 31, 2011, Tortoise had approximately $6.6 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our website at www.tortoiseadvisors.com.

About Corridor Energy, LLC

Corridor is an asset management company focused on REIT-qualifying infrastructure assets such as electric power transmission and distribution, and natural gas and liquid transportation and storage. Corridor is focused on partnering with energy company management to provide growth capital through triple net lease financing. The Corridor leadership team has a combined 70 years of experience in debt and equity financing for energy infrastructure, energy and utility asset acquisition, development, ownership and operations. Corridor is a consultant to Tortoise to identify, analyze and finance potential acquisitions for TTO. For more information, visit our website at www.corridorenergy.com.

About PNM Resources

PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2010 consolidated operating revenues of $1.7 billion. Through its utility and energy subsidiaries, PNM Resources has approximately 2,630 megawatts of generation resources and serves electricity to more than 875,300 homes and businesses in New Mexico and Texas. The company also has a 50-percent ownership of OptimEnergy, which owns nearly 1,200 megawatts of generation resources in Texas. For more information, visit the company's website at www.pnmresources.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com